Exhibit 99.1

Media Contact:	Investor Contact:
Anne Roman	Mark Bierley
(734) 477-1392	(734) 477-4105
aroman@bordersgroupinc.com	mbierley@bordersgroupinc.com

Borders Group Announces Management Changes Including New CEO; Holiday Sales Results Also Reported

ANN ARBOR, Mich., Jan. 5, 2009 —Borders Group today announced several management changes—including the appointment of a new Chief Executive Officer—to more aggressively drive a turnaround of the company within today’s challenging economy. Effective today, Ron Marshall, who most recently was Principal of Wildridge Capital Management, a private equity firm he founded approximately three years ago, has been appointed President and Chief Executive Officer and will serve as a Director. Marshall, 54, replaces George Jones who served in that same capacity since July 2006.

Marshall brings more than three decades of financial and retail experience to Borders Group. Prior to founding Wildridge Capital, he was Chief Executive Officer for eight years with Nash Finch Company, a $5 billion food distribution and retail organization, where Marshall was responsible for a turnaround that included the quadrupling of earnings over a six-year period as well as a 40% improvement in EBITDA over the same period. Marshall earlier helped drive a turnaround of $4 billion supermarket retailer Pathmark Stores, Inc., where he served as Executive Vice President and Chief Financial Officer from 1994 to 1998. Preceding that, Marshall served in senior management positions in a variety of retail companies including Dart Group Corporation’s Crown Books division and Barnes & Noble college bookstores.

“Progress has been made by Borders Group over recent quarters within the challenging economy to reduce debt, improve cash flow, cut expenses, enhance inventory productivity and improve margins, but it is imperative that the company more aggressively attack these initiatives to address its long-term future,” said Borders Group Board of Directors Chairman Larry Pollock. “We are confident that Ron Marshall, with his strong financial and turnaround expertise, vast retail experience and specific bookstore background, is the right choice to lead a new management team and boldly take these efforts to the next level.”

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“Borders is a powerful brand with millions of loyal customers who love to shop in the stores,” said Marshall. “These are tremendous assets that can be built upon once the balance sheet is strengthened and the company is on more solid financial footing. I’ve led turnarounds at other retail organizations and look forward to leading a new management team at Borders to drive profitability and help ensure lasting success for this great name in retail.”

In accordance with New York Stock Exchange rules, Borders Group reported that it will issue to Marshall by Feb. 1, 2009 an employee inducement award consisting of options to purchase 1.8 million shares of the company’s common stock. The options vest in installments over the three-year period following Marshall's start date. Marshall will also be issued 200,000 options at the same time with similar terms as those of the employee inducement award in accordance with the existing company shareholder-approved long-term incentive program. A full description of terms will be contained within a Form 8-K disclosure the company intends to file this week.

Other Management Changes
In addition to Marshall’s appointment as Chief Executive Officer, other management changes were announced. Mark Bierley has been named Chief Financial Officer and Executive Vice President, Finance. He replaces Ed Wilhelm, who joined Borders Group in 1994 and held the Chief Financial Officer position for the past eight years. Wilhelm will stay on with the company for a transition period. Bierley has more than 20 years of financial and accounting experience and has been with Borders Group since 1996. He has progressed through a variety of management positions within the company, including inventory and financial posts, and most recently served as Senior Vice President, Finance.

Anne Kubek has been appointed Executive Vice President, Merchandising and Marketing. In that position, she replaces Rob Gruen, who is leaving Borders Group after approximately two years. Kubek has been with the company since 1990, beginning her career as an assistant manager of the Borders store in Rockville, Maryland, and progressing through a series of management positions within the store organization. She came to the corporate office in 1996 and over the years has served as Vice President, Field Human Resources; Vice President, Book Merchandising; Vice President, Borders Store Operations and most recently as Senior Vice President, Borders Stores, a post she has held since 2005.

Additionally, Dan Smith has been named to the new position of Chief Administrative Officer. Smith, who has been with Borders Group since 1995 in a variety of leadership roles, including his most recent position as Executive Vice President, Human Resources, retains his current responsibilities, but also takes on leadership of the company’s information technology group, which is headed by Chief Information Officer Susan Harwood, who remains with the company.

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“The Board is pleased to bring forth the considerable talents of individuals with strong track records, well-rounded experience and tremendous industry knowledge within Borders Group to contribute in even more significant ways to the company under the leadership of Ron Marshall,” Pollock added. “This is a great team with outstanding skills. We are confident that they will keep the company moving on the right path toward what can ultimately be a strong long-term future.”

Sales Results-Holiday 2008
Borders Group also released its sales results for the nine-week holiday period ended Jan. 3, 2009. Total consolidated sales were $868.8 million, an 11.7% decline compared to the same period last year. Within the Borders superstore segment, total sales for the holiday period were $652.6 million, which is a 13.6% decrease compared to 2007. Comparable store sales at Borders superstores declined by 14.4% compared to the same period a year ago. On a same-store sales basis, the book category at Borders declined by 11.0% for the period. Borders.com sales for the nine-week holiday period were $20.3 million. Overall, holiday sales started slow and improved during the latter part of the season.

Within the Waldenbooks Specialty Retail segment, total sales for the holiday period were $161.7 million, a 16.4% decrease compared to the same period one year ago. Comparable store sales for Waldenbooks declined by 8.0% compared to holiday 2007.

Total International segment sales were $34.3 million for the period, a 1.4 % decrease compared to the same period a year ago. Comparable store sales at Paperchase stores in the U.K. decreased by 6.5% for the holiday period year over year.

“While our recent holiday sales results reflected the difficult retail environment and additional challenges within specific categories of our business, the company’s sales performance and cash generation were within the range of our internal financial plans for the holiday period,” said Borders Group Chief Financial Officer Mark Bierley. “We continue to aggressively implement the range of initiatives that we launched in mid-2008, which have allowed us to reduce expenses and improve working capital to drive improved cash flow and debt reduction.”

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NYSE Notification
Borders Group was notified Dec. 31, 2008 by the NYSE that the company does not satisfy one of its standards for continued listing applicable to the company's common stock. The NYSE noted specifically that the company was "below criteria" for the NYSE's price criteria for common stock because the average closing price of the company's common stock was less than $1.00 per share over a consecutive 30-trading-day period. Under NYSE policy, in order to cure the deficiency for this continued listing standard, the company's common stock share price and the average share price over a consecutive 30-trading-day period must both exceed $1.00 by six months following receipt of the non-compliance notice. The company's common stock remains listed on the NYSE under the symbol "BGP", but the NYSE will assign a ".BC" indicator to the symbol to denote that the company is below the continued listing standards. As required in order to maintain the listing, the company will notify the NYSE, within 10 business days of receipt of the non-compliance notice, of its intent to cure this price deficiency.

Further, the NYSE also has advised the company that its current absolute market capitalization is approaching the minimum standard of total market capitalization of $25 million over a 30 trading-day period, which is a minimum threshold standard that does not allow for any cure period.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projects," "expect," "estimated," "look forward, "ensure," "continue," "ultimately," maintain," "planning," "returning," "guidance," "goal," "will," "may," "intend," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including earnings per share, gross margins and inventory turns, liquidity, same-store sales, cost reduction initiatives, and anticipated capital expenditures and depreciation and amortization amounts) and its cost reduction initiatives and the benefits thereof. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements.

These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital-including vendor credit-to fund the company's operations and to carry out its strategic plans and the performance of the company's information technology systems and the development of improvements to the systems necessary to implement the company's strategic plan.

The company's periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

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About Borders Group, Inc.
Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP) is a leading retailer of books, music and movies with more than 28,000 employees. Through its subsidiaries, the company operates more than 1,100 stores worldwide primarily under the Borders® and Waldenbooks® brand names. For online shopping, visit Borders.com. For more information about the company, visit www.borders.com/aboutus.

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